Exhibit (d)(4)
May 8, 2024
CONFIDENTIAL
Akili, Inc.
71 Commercial Street, Mailbox 312
Boston, MA 02109
Ladies and Gentlemen:
This letter agreement sets forth the terms upon which Virtual Therapeutics Corporation, a Delaware corporation (“Buyer”), agrees to continue discussions regarding a potential negotiated transaction (a “Transaction”) with Akili, Inc., a Delaware corporation (the “Company”). In consideration of the substantial amount of resources Buyer expects to expend in connection with evaluating and negotiating the terms of a Transaction, and of the mutual covenants set forth below, Buyer and the Company hereby agree as follows:
1. Termination of Third Party Discussions. The Company shall immediately terminate, suspend or otherwise discontinue any and all discussions or other negotiations with any and all legal entities or organizations, persons or groups of any of the foregoing (other than Buyer and its Representatives (as defined below) acting in their capacities as such) (each, a “Third Party”) regarding any (a) acquisition of all or any part of the Company or its subsidiaries (including by way of any merger or consolidation with or involving the Company), (b) acquisition, issuance, sale, license or transfer of any of the securities, businesses, properties or assets of the Company or its subsidiaries, other than the sale of products and services or issuances of the Company’s securities to employees and other service providers in the ordinary course of business consistent with past practice or license of intellectual property in connection therewith, (c) joint venture, partnership arrangement or other strategic transaction in or involving the Company or its subsidiaries (other than a commercial or strategic relationship in the ordinary course of business), including, without limitation, any new capital financing, investment in or recapitalization of the Company or its subsidiaries, or (d) other transaction involving the Company or its subsidiaries that is not in the ordinary course of business (each, an “Alternative Transaction”), and shall not reinitiate or otherwise engage in any further discussions or other negotiations with any such Third Parties regarding any Alternative Transactions prior to the Expiration Date (as defined below). The Company hereby represents and warrants to Buyer that it has the legal right to terminate, suspend or otherwise discontinue any and all such pending discussions or other negotiations with Third Parties regarding any Alternative Transactions.
2. Restriction Regarding Alternative Transactions.
(a) Commencing upon the date hereof and continuing at all times until 11:59 p.m. (Pacific time) on the earliest of (a) May 22, 2024 (with an one-time automatic extension to May 31, 2024 if, on May 22, 2024, the parties are continuing to negotiate a Transaction in good faith) or such longer period as may be mutually agreed by the parties in writing, (b) the time at which Buyer informs the Company that it is or will be proposing any reduction to the proposed consideration (other than as a result of issuances of the Company’s securities otherwise permitted by Section 1) provided in that certain Summary of Proposed Terms for Proposed Acquisition of Akili, Inc. delivered to the Company by the Buyer on even date herewith (the “Summary Terms”), or any other material and adverse alteration to any material non-economic term within the Summary Terms, and (c) the execution by the Company and Buyer of a definitive agreement providing for a Transaction (as may be extended, the “Expiration Date”), the Company shall not, directly or indirectly through any of its directors, officers or other employees, controlled affiliates, representatives or other agents (including its financial, legal, accounting or other advisors) (together, “Representatives”), directly or indirectly (i) seek, solicit, initiate, instigate, or knowingly encourage or facilitate any inquiry, indication of interest, proposal or offer from any Third Party regarding or in any way relating to an Alternative Transaction, (ii) other than in connection with the sale of products and services in the ordinary course of business consistent with past practice or license of intellectual property in connection therewith, furnish, convey or otherwise make available any non-public information regarding the Company to any Third Party, or (iii) participate in any discussions or negotiations with any Third Party regarding or in any way relating to an Alternative Transaction. The Company hereby agrees that any action taken by one or more of its subsidiaries, or by its Representatives who are aware of the possible Transaction, that would constitute a breach of this letter agreement if taken by the Company will constitute a breach of this letter agreement by the Company.

(b) At all times until the Expiration Date, in no event shall the Company enter into an agreement with, or otherwise make any commitment to or other arrangement (whether binding or non-binding) with, any Third Party regarding or in any way relating to an Alternative Transaction.
3. Notification. At all times until the Expiration Date, the Company shall promptly (and in any event within 48 hours after the receipt thereof by any director or officer of the Company) notify Buyer if the Company or any of its Representatives receives any inquiry, indication of interest, proposal or offer from a Third Party regarding or relating to an Alternative Transaction. The foregoing notice shall include a reasonably complete summary of all material communications from such Third Party conveyed verbally. From and after the receipt of any such inquiry, indication of interest, proposal or offer, the Company shall keep Buyer promptly and fully informed of the status of any such inquiry, indication of interest, proposal or offer. To the extent the Company is prohibited from complying from the obligations in this Section 3 due to a confidentiality obligation in existence as of the date hereof, the Company shall provide as much information as it is able to provide in compliance with such confidentiality obligations, including at minimum the existence of such inquiry, indication of interest, proposal or offer, and the amount and type of consideration contemplated therein. The parties hereto acknowledge that the Company may reply to a Third Party to inform them that the Company may not engage in any discussions regarding or relating to an Alternative Transaction, and that doing so shall not constitute a breach of this letter agreement.
4. Confidentiality. The parties hereto agree that the existence and terms of this letter agreement, their discussions regarding the Transaction, including the nature and status of such negotiations, and any other memoranda, letters or agreements between the parties hereto relating to the Transaction, shall be deemed to be confidential under the terms of the non-disclosure agreement dated April 9, 2024 between Buyer and the Company.
5. Governing Law and Venue for Dispute Resolution.
(a) This letter agreement shall be governed by the internal laws of the State of Delaware applicable to contracts wholly executed and performed within the State of Delaware without regard to any conflict of law principles.
(b) Each party hereby irrevocably and unconditionally agrees to resolve all disputes arising out of or relating to this letter agreement exclusively in the state courts located within the State of Delaware, and each party hereby consents to the personal jurisdiction of such courts for the purposes of any action, suit or proceeding arising out of or relating to this letter agreement. Each party hereby irrevocably and unconditionally waives any objection to the personal jurisdiction and laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in the state courts located in the State of Delaware, and hereby further irrevocably and unconditionally waives its right and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
6. Specific Performance. The parties hereto agree that irreparable harm would occur, and that monetary damages would not be a sufficient remedy, in the event that the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party hereto agrees that the other party hereto shall be entitled to injunctive relief in the event of a breach of this letter agreement, including an injunction to prevent any continuing breach or violation of the provisions of this letter agreement, and the remedy of specific performance to enforce specifically the terms and provisions thereof in any court having jurisdiction. The parties hereto agrees that the other party hereto shall not be required to provide any bond or other security in connection with any such injunction or order or decree of specific performance or in connection with any related legal proceeding. The foregoing remedies shall not be deemed to be the exclusive remedy for any breach or violation of this letter agreement, but shall instead be in addition to any and all other remedy or remedies to which the parties hereto may be entitled at law or in equity. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
7. Entire Agreement; Counterparts. This letter agreement and the agreements contain the entire agreement between the parties hereto regarding the subject matter hereof, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party. This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile or other electronic image scan transmission (e.g., DocuSign or Adobe Sign) shall be effective as delivery of a manually executed counterpart of this letter agreement.
8. No Agreement to Negotiate or Consummate a Transaction. Notwithstanding the execution and delivery of this letter agreement or of any term sheet or similar document, Buyer and the Company expressly acknowledge and hereby agree that neither shall have any obligation to continue discussions regarding a Transaction, to agree to any particular terms or conditions of a Transaction, or to consummate a Transaction, and shall have no legal obligations to each other with respect to any Transaction unless and until a written definitive agreement between them is executed and delivered regarding a Transaction. In furtherance thereof, Buyer and the Company expressly acknowledge and hereby agree that the respective obligations of Buyer and the Company to consummate a Transaction are subject in all respects to the negotiation, execution and delivery of a definitive agreement regarding a Transaction, and the satisfaction of the conditions set forth therein, and that neither Buyer nor the Company shall have any liability to the other for refusing or failing for any reason to enter into any such definitive agreement regarding a Transaction.
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If the foregoing terms are acceptable to the Company, please indicate the concurrence of the Company with the terms and conditions set forth in this letter agreement by executing two copies of it in the space provided below and returning one such copy to the undersigned at your earliest convenience. We look forward to the successful completion of the discussions contemplated by this letter agreement.
Very truly yours,

VIRTUAL THERAPEUTICS CORPORATION

	By:	/s/ Daniel Elenbaas
	Name:	Daniel Elenbaas
	Title:	President and CEO

AGREED AND ACCEPTED:

AKILI, INC.
By:	/s/ Matt Franklin
Name:	Matt Franklin
Title:	President and CEO
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